Exhibit 99.1

NEWS RELEASE www.agcocorp.com

For Immediate Release
CONTACT:
Greg Peterson
Director, Investor Relations
(770) 232-8229
greg.peterson@agcocorp.com
AGCO APPOINTS LUIZ FERNANDO FURLAN TO BOARD OF DIRECTORS
Reinforcing Its Commitment to the South American Region
DULUTH, GA — July 23, 2010— AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, today announced the election of Luiz Fernando Furlan to its board of directors effective July 22, 2010. Mr. Furlan currently serves as Co-Chairman of the Board of BRF Brasil Foods, S. A. which is focused on the production, sales and export of meats, soybeans, dairy, poultry, and processed products in South America.
     “We are very pleased to have Mr. Furlan join AGCO’s Board of Directors,” said Martin Richenhagen, Chairman, President and CEO of AGCO. “His extensive executive experience in the South American food and agriculture business, along with his background in the Brazilian government, will provide an important perspective and contribution to our board. Brazil represents a tremendous opportunity for growth in agricultural production. The appointment of Mr. Furlan demonstrates our commitment to maintaining our leadership position in the South American agricultural equipment industry.”
     Mr. Furlan’s distinguished career has spanned more than 30 years and his leadership credentials include numerous executive positions at Sadia, S.A ., Brazil’s leading producer of frozen foods, most recently in 2009 as Chairman of the Board of Directors. His governmental background includes a term as Minister of Development, Industry and Foreign Trade of Brazil from 2003 to 2007. Mr. Fulan currently serves on the boards of BRF Brazil Foods, S.A. and Telefonica S. A.

     Mr. Furlan replaces the late Francisco Gros, who made significant contributions to AGCO and its shareholders during his tenure on the AGCO Board of Directors from 2006 to 2010.
ABOUT AGCO
 AGCO, Your Agriculture Company, (NYSE: AGCO) was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage, tillage equipment, implements, and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through more than 2,700 independent dealers and distributors, in more than 140 countries worldwide. AGCO provides retail financing through AGCO Finance. AGCO is headquartered in Duluth, Georgia, USA. In 2009, AGCO had net sales of $6.6 billion. Please visit our website at www.AGCOcorp.com.